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                                                                    EXHIBIT 99.1


news release                                                      [TENNECO LOGO]




     Contacts:   Jane Ostrander
                 Media Relations
                 847 482-5607
                 jane.ostrander@tenneco-automotive.com

                 Leslie Hunziker
                 Investor Relations
                 847 482-5042
                 leslie.hunziker@tenneco-automotive.com


                   TENNECO EXPANDS CHINA OPERATIONS

o    Announces new wholly-owned elastomer plant in Suzhou
o    Opening JV emission control engineering center in Shanghai
o    Increasing ownership in Beijing joint venture

Shanghai/Lake Forest, Illinois, Feb. 28, 2006 - Tenneco Inc. (NYSE:TEN) today announced it is expanding its operations in China with investment in both manufacturing and engineering facilities. The company will open a wholly-owned elastomer manufacturing facility in Suzhou, China and a joint venture emission control engineering center in Shanghai. The company has also reached an agreement to increase its ownership share to 65 percent in its Beijing ride control joint venture.

"These expansions represent a significant portion of the estimated $21 million investment we intend to make in China over the next three years," said Mark P. Frissora, chairman, CEO and president, Tenneco. "One of Tenneco's key growth strategies is to expand in emerging markets and China is our greatest opportunity in this area."

Tenneco Suzhou Vibration Control Company Ltd. is Tenneco's first solely-owned operation in China. This new 5,800 sq meter manufacturing plant will leverage Tenneco's global elastomer engineering and manufacturing capabilities to supply elastomer components under the Clevite(R) Elastomer and Monroe(R) brand names. Elastomer products are designed to help improve vehicle ride and handling characteristics while reducing vehicle noise, vibration and harshness. The plant, which will initially employ 80 people, is scheduled to open in June.

Tenneco has also established a joint venture engineering center to develop automotive exhaust products for its growing domestic and foreign customer base in China. The center is located adjacent to the company's Shanghai joint venture emission control manufacturing facility and is slated to open at the end of 2006. The new center will provide engineering resources to support both OE and aftermarket customers. The engineering center is part of the company's joint venture with Shanghai Tractor and Engine Company (STEC), which is a subsidiary of Shanghai Automotive Industry Corp. (SAIC). SAIC is one of China's largest automotive manufacturers and has joint ventures with both GM and VW.


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"Our new engineering center is key to our success in China. It enables us to locally support our customers with technical expertise, engineering and testing while saving time and costs, and strengthening communications, "said Frissora. "Additionally, we'll be able to localize global programs more efficiently and evolve to meet our customers' needs for a greater range of products and technologies."

Finally, the company announced that it is raising its majority stake in the Beijing Monroe Shock Co. from the current 51 percent to 65 percent, subject to government approval. Tenneco first entered the China market through its joint venture in Beijing with the Beijing Automotive Industry Corp. (BAIC). Today, the joint venture supplies ride control components to leading OE manufacturers at its newly opened 34,000 sqm plant.

"With these investments, we are strengthening our commitment to China and furthering our strategy to expand in growth markets," said Frissora. "Vehicle sales in China continue to grow rapidly; the mix is shifting to smaller cars; and, as the fleet begins to age, we expect the aftermarket to take off. These trends represent great potential for us and Tenneco is well-positioned to take advantage of these market opportunities."

Tenneco established its first joint venture in China in 1995 and, according to company estimates, is China's number one supplier of exhaust systems to original equipment manufacturers. In addition to the just announced facility in Suzhou, Tenneco operates five majority-owned joint ventures in China that produce mufflers, catalytic converters, shock absorbers and ride control modules. Volkswagen (SVW), General Motors (SGM), Chery, PSA (DPCA), Daimler Chrysler (Beijing Jeep), Suzuki, Nissan, Audi (FAW-VW) and Ford are among the company's OE customers.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names.



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